EXHIBIT 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384 Media Relations: Alexandra Trower (212) 572-4430

THE ESTÉE LAUDER COMPANIES REPORTS SOLID
FISCAL 2013 FIRST-QUARTER RESULTS

- EARNINGS PER SHARE ROSE 12% TO $.79 -
BEFORE CHARGES

New York, NY, November 1, 2012 - The Estée Lauder Companies Inc. (NYSE: EL) today reported a solid financial performance for its first quarter ended September 30, 2012.  For the quarter, the Company had net sales of $2.55 billion, a 3% increase compared with $2.48 billion reported in the prior-year quarter.  Excluding the impact of foreign currency translation, net sales increased 6% from a year ago.  These results were delivered against a 14% local currency sales increase in the prior-year quarter and softer than expected markets, particularly in Western Europe.  The Company reported a 150 basis point increase in operating margin and net earnings for the quarter rose 8% to $299.5 million, compared with $278.6 million last year.  Diluted net earnings per common share rose 9% to $.76, compared with $.70 reported in the prior year.  All mention of net earnings in the body of this release refers to net earnings attributable to The Estée Lauder Companies Inc., which reflects the adjustment for noncontrolling interests.

The fiscal 2013 first-quarter results included charges associated with restructuring activities of $0.4 million.  Additionally, in the quarter the Company redeemed $230.1 million principal amount of its 7.75% Senior Notes due 2013.  As a result, the Company recorded a pre-tax charge to earnings of $19.1 million ($12.2 million after tax), for the impact of the extinguishment of debt, equal to $.03 per diluted common share.  The fiscal 2012 first quarter results included charges associated with restructuring activities of $4.1 million.

Excluding these charges in the first quarters of fiscal 2013 and 2012, net earnings rose 11% to $312.1 million.  Diluted net earnings per common share rose 12% to $.79 versus a comparable $.70 in the prior-year period.  A reconciliation between GAAP and non-GAAP financial measures is included in this release.

Fabrizio Freda, President and Chief Executive Officer, said, “In this new fiscal year, we continue to be guided by our winning strategy and commitment to profitable growth.  Our first quarter results demonstrate the solid fundamentals underlying our business and I am pleased and encouraged with our performance even in softer markets. Organic sales growth for the quarter was in line with our expectations, while earnings per share were better than planned.  In particular, strong growth in North America and China drove our sales gains and, when coupled with cost of sales improvements and effective expense management, we generated a significant operating margin increase.

“Looking ahead, we continue to focus our resources on the most attractive areas of growth and on drawing new consumers into our business via successful product and service innovation and effective investment spending.  We are very mindful of the uncertain market dynamics in several countries and of the solid growth in others, but we are judicious in our resource allocation to maximize our results in this dynamic market situation.  We are confident that we have developed the necessary agility to manage our business effectively.  We expect that we will grow our sales 6 to 7% in local currency this fiscal year, or double the rate of global prestige beauty, while raising the lower end of our earnings per share range.”

The Company’s performance was due to solid overall business, particularly from its largest brands.  The Company generated local currency sales gains in each of its product categories and geographic regions.  Sales growth was particularly strong in the United States and overall in emerging markets, along with solid gains in certain developed countries.

During the quarter, the Company made substantial progress on its previously stated strategic goals, with a strong improvement in cost of sales and operating expenses as a percentage of net sales.  All product categories and geographic regions benefited from Company-wide efforts to reduce or eliminate non-value-added costs.  In connection with the long-term strategic plan and certain ongoing initiatives, the Company realized savings of $17 million during the quarter.  As a percentage of net sales, all significant operating expense categories were lower.  Gross margin expanded 50 basis points, operating expense margin improved 90 basis points and operating margin rose 140 basis points, before charges.

Results by Product Category

	Three Months Ended September 30
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2012	2011	Reported Basis	Local Currency	2012	2011	Reported Basis

Skin Care	$1,113.5	$1,072.9	4%	7%	$259.0	$223.7	16%
Makeup	960.4	928.8	3	6	161.3	159.6	1
Fragrance	347.6	356.8	(3)	0	53.4	48.3	11
Hair Care	113.9	103.8	10	12	10.7	5.1	100 +
Other	14.1	13.7	3	4	(2.0)	(2.6)	23
Subtotal	2,549.5	2,476.0	3	6	482.4	434.1	11
Returns and charges associated with restructuring activities	—	0.7			(0.4)	(4.1)
Total	$2,549.5	$2,476.7	3%	6%	$482.0	$430.0	12%

Skin Care
●
The skin care category is a strategic priority for the Company.  The Company gained share in this category during the quarter in certain countries where its products are sold.  Skin care sales growth was strong, particularly in view of the 25% growth reported in the prior-year quarter.

●	The Estée Lauder brand benefited from the recent launches of Perfectionist CP+R and the Optimizer line of products, as well as higher sales of Advanced Night Repair Synchronized Recovery Complex.
●	The recent launches of The Moisturizing Soft Cream from La Mer and Even Better Eyes Dark Circle Corrector from Clinique contributed strong incremental sales.
●	These sales gains were partially offset by lower sales from certain existing products.
●
Operating income increased double-digits, primarily reflecting improved results from higher-margin product launches in certain of the Company’s heritage brands, as well as from higher-end prestige skin care products.

Makeup
●	Makeup net sales increased, which built upon the 17% growth in the prior-year quarter.
●
Higher makeup sales reflected the recent launches of Pure Color Vivid Shine Lipstick and Pure Color Gelee Powder Eyeshadow from Estée Lauder, along with Pore Refining Solutions Makeup, High Impact Extreme Volume Mascara and Stay-Matte Oil-Free Makeup by Clinique.

●	Higher sales from Smashbox and certain products from the Company’s makeup artist brands, along with the success of the Tom Ford Beauty line of cosmetics, contributed to the category’s growth.
●	Lower sales from certain existing products partially offset these sales gains.
●	Makeup operating income increased, primarily reflecting the higher sales.

Fragrance
●	In fragrance, notable sales increases were generated from the recent launches of DKNY Be Delicious So Intense, Coach Poppy Blossom, Estée Lauder pleasures Eau Fraiche and Jo Malone Blackberry and Bay.
●	These increases were more than offset by lower sales of DKNY Golden Delicious, Estée Lauder Sensuous Nude and Coach Poppy Flower, all of which were new launches in the prior-year period.
●
Fragrance operating income increased, primarily reflecting a more strategically focused approach to spending as part of the Company’s strategy to improve profitability. Operating income also reflects a favorable comparison to the prior-year period, which included higher spending in support of new launches of designer fragrances.

Hair Care
●	Hair care double-digit net sales growth was primarily driven by Aveda, reflecting the recent successful launches of its Invati line of products and Pure Abundance Style Prep.
●	The category also benefited from sales generated from expanded global distribution, in particular to salons and multi-brand specialty retailers.
●	Lower net sales at Ojon were due, in part, to softness of its business in the direct response television channel.
●	Hair care operating results increased significantly, primarily reflecting the higher sales, driven by new product launches and expanded global distribution.

Results by Geographic Region
	Three Months Ended September 30
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2012	2011	Reported Basis	Local Currency	2012	2011	Reported Basis

The Americas	$1,182.1	$1,105.4	7%	8%	$172.3	$149.2	15%
Europe, the Middle East & Africa.	824.9	858.2	(4)	2	196.9	187.7	5
Asia/Pacific	542.5	512.4	6	7	113.2	97.2	16
Subtotal	2,549.5	2,476.0	3	6	482.4	434.1	11
Returns and charges associated with restructuring activities	—	0.7			(0.4)	(4.1)
Total	$2,549.5	$2,476.7	3%	6%	$482.0	$430.0	12%

The Americas
●	The region’s sales growth improved a strong 8% upon the prior year, when sales grew 10% in constant currency.
●
The net sales increase in the region was primarily attributable to strong growth in the United States, which benefited from successful new product offerings.  The improvement reflects growth from the Company’s heritage and makeup artist brands, as well as increased sales in each of the Company’s product categories.

●	The higher sales also reflect strong local currency gains in Canada and Latin America. Sales in Brazil continued at a strong double-digit pace.
●	Sales to North American department stores grew mid-single digits and sales of the Company’s products online grew double digits.
●	Operating income in the Americas increased sharply, primarily reflecting the strong sales gains.

Europe, the Middle East & Africa
●
In constant currency, net sales increased in most countries in the region and in each product category, except fragrance.  Economic uncertainties in some Western European countries impacted the beauty markets more than anticipated, but the Company continued to generate growth in most of the markets.

●	The region’s sales growth of 2% improved upon the prior-year quarter, when sales grew 19% in constant currency.
●
In constant currency, double-digit net sales growth was recorded in a number of areas, including the Middle East, South Africa, Turkey and the Nordic countries, while solid sales gains were generated in the United Kingdom and Germany.

●
In travel retail, the Company experienced double-digit retail sales growth in the quarter, which was more than twice the increase in airline passenger traffic.  Weakness in Korea and select retailer destocking impacted net sales growth.

●	These increases were partially offset by lower net sales, primarily in Russia, Switzerland, France, the Balkans and Spain.
●	The Company estimates that it gained share in certain countries within its points of distribution in this region during the quarter.

●	Operating income in the region increased, led by travel retail, Russia and South Africa, which were partially offset by lower results in Germany, Spain and Italy.

Asia/Pacific
●
Local currency sales growth was generated in several countries in the region, with the strongest gains coming from China, Hong Kong and Thailand, primarily reflecting strong sales of skin care products.  In China, the increase was primarily due to sales to new consumers in expanded distribution in tier two and three cities.

●	The region’s sales growth of 7% improved upon the prior-year quarter, when sales grew 15% in constant currency.
●
The increases in certain Asian countries were partially offset by lower net sales, predominantly in Korea, reflecting difficult economic conditions and competitive pressures.  The Company expects to see continued weakness in prestige beauty in Korea, which also impacted the travel retail business there.

●	The Company estimates that for the quarter it gained share in certain countries, including China, within its points of distribution.
●
In Asia/Pacific, operating income increased, with most countries posting higher profits.  China, Taiwan, Thailand and Japan reported the largest increases, while lower results were recorded primarily in Korea.

Cash Flows
●	For the three months ended September 30, 2012, net cash flows used for operating activities were $125.2 million, compared with $36.2 million in the prior-year period.
●
The increase primarily reflected changes in accounts payable and accounts receivable levels, due to the timing of payments and collections, respectively, as well as higher inventory levels in advance of the Company’s implementation of SAP at certain affiliates.  These changes were partially offset by an increase in other liabilities and net earnings.

●
Days of inventory at September 30, 2012 were 14 days higher compared to September 30, 2011.  This increase reflects the building of inventory to support expected near-term sales growth and maintain service levels, as well as in advance of the Company’s implementation of SAP at certain affiliates.

●
During the quarter, the Company used operating cash flows primarily for the repurchase of shares of the Company’s Class A Common Stock and capital expenditures, including increased expenses related to the Company’s Strategic Modernization Initiative (“SMI”).

Outlook for Fiscal 2013 Second Quarter and Full Year
The Company has benefited from the strength in prestige beauty in North America and China. While overall the Company’s business is performing well, certain Western European countries and Korea are seeing worse than expected weakness due to economic uncertainties.

Specifically, in the context of its strategy, during fiscal 2013, the Company expects to continue to increase gross margins and reduce operating expenses, which allows it to increase global advertising spending and finance SMI, while increasing profitability.  Investment in advertising behind strong innovation should continue to create growth well beyond the industry average.

Second Quarter
●	Net sales are forecasted to increase between 6% and 7% in constant currency.
●	Foreign currency translation is expected to negatively impact sales by approximately 1.5% versus the prior-year period.
●	The Company’s forecasted results will face a difficult comparison to the prior-year period when its sales grew 10%.
●
In advance of the Company’s expected January 2013 implementation of SAP at certain of its affiliates and to provide adequate safety stock to maintain service levels, some international retailers, primarily in Asia/Pacific, may increase their sales orders towards the end of the quarter.  Those additional orders are estimated to amount to between $70 million and $90 million of sales that would normally occur in the Company’s fiscal third quarter.  Similarly, in comparison, during fiscal 2012, retailers accelerated orders into the second quarter from the third quarter in advance of the Company’s January 2012 implementation of SAP at certain of its affiliates.  Those orders amounted to $30 million of sales.

●
To support product launch calendarization and maintain sales momentum, the Company expects to spend approximately $70 million to $80 million more in advertising, merchandising and sampling as compared to the prior period.

●	Diluted net earnings per common share, including charges associated with restructuring activities, are projected to be $.97 to $1.03.
●
The Company expects to take charges associated with restructuring activities in its fiscal 2013 second quarter of about $2 million.  The recording of charges will depend on when the relevant accounting criteria are met.

●	Diluted net earnings per common share before charges associated with restructuring activities are projected to be in the range of $.97 to $1.03.
●
In connection with its long-term strategic plan, as well as certain ongoing initiatives, the Company expects to realize savings of between $15 million and $20 million in the second quarter of fiscal 2013.

Full Year
●	Net sales are forecasted to grow between 6% and 7% in constant currency.
●	Foreign currency translation is expected to negatively impact sales by approximately 2% versus the prior year.
●
The Company is raising the low end of its diluted net earnings per share estimate, including charges associated with restructuring activities and the impact of the early extinguishment of debt, to be $2.43 to $2.52.

●
The Company expects to take charges associated with restructuring activities in fiscal 2013 of about $5 million, equal to approximately $.01 per diluted common share.  The recording of charges will depend on when the relevant accounting criteria are met.

●	As mentioned in this press release, the impact of the extinguishment of debt is equal to $.03 per diluted common share.
●	Diluted net earnings per share before charges associated with restructuring activities and the impact of the early extinguishment of debt are now projected to be $2.47 to $2.56, up 9% to 13%.
●	The Company’s broad-based growth is expected to continue ahead of the prestige beauty industry for the full fiscal year.
●	On a product category basis, in constant currency, hair care and skin care are expected to be the leading sales growth categories, followed by makeup and fragrance.

●	Geographic region net sales growth in constant currency is expected to be led by Asia/Pacific, followed by the Americas and Europe, the Middle East & Africa.
●	In connection with its long-term strategic plan, as well as certain ongoing initiatives, the Company expects to realize savings of between $50 million and $75 million during fiscal 2013.

Forward-Looking Statements
The forward-looking statements in this press release, including those containing words like “expect,” “plans,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Freda’s remarks and those in the “Outlook for Fiscal 2013 Second Quarter and Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:
(1)	increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;
(2)	the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;
(3)
consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)	destocking and tighter working capital management by retailers;
(5)	the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or the scope, of advertising, sampling and merchandising programs;
(6)	shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;
(7)
social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)
changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution net works, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)
foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)
changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on its funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)
shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e., focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of SAP as part of the Company’s Strategic Modernization Initiative or by restructurings;

(12)
real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)	changes in product mix to products which are less profitable;
(14)
the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;

(15)
the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)	consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;
(17)	the timing and impact of acquisitions and divestitures, which depend on willing sellers and buyers, respectively, and;
(18)	additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2012.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products.  The Company’s products are sold in over 150 countries and territories under the following brand names: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, Kiton, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors, American Beauty, Flirt!, GoodSkin Labs, Grassroots Research Labs, Tom Ford, Coach, Ojon, Smashbox, Ermenegildo Zegna, AERIN Beauty and Osiao.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

– Tables Follow –

THE ESTÉE LAUDER COMPANIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited; In millions, except per share data and percentages)

	Three Months Ended September 30		Percent Change
	2012	2011

Net Sales (A)	$2,549.5	$2,476.7	3%
Cost of sales (A)	539.2	534.3
Gross Profit	2,010.3	1,942.4	3%

Gross Margin	78.9%	78.4%

Operating expenses:
Selling, general and administrative	1,527.9	1,507.7
Restructuring and other charges (A)	0.4	4.7
	1,528.3	1,512.4	1%
Operating Expense Margin	60.0%	61.0%

Operating Income	482.0	430.0	12%

Operating Income Margin	18.9%	17.4%

Interest expense, net	15.8	16.0
Interest expense on debt extinguishment (B)	19.1	—
Other income	1.8	—
Earnings before Income Taxes	448.9	414.0	8%

Provision for income taxes	149.3	135.4
Net Earnings	299.6	278.6	8%

Net earnings attributable to noncontrolling interests	(0.1)	—
Net Earnings Attributable to The Estée Lauder Companies Inc.	$299.5	$278.6	8%

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$.77	$.71	8%
Diluted	.76	.70	9%

Weighted average common shares outstanding:
Basic	387.8	390.5
Diluted	395.5	399.3

(A) In February 2009, the Company announced the implementation of a multi-faceted cost savings program (the “Program”) to position it to achieve long-term profitable growth.  The Company anticipates the Program will result in related restructuring and other charges, inclusive of cumulative charges recorded to date and through the remainder of the Program, totaling between $350 million and $450 million, before taxes. Since the inception of the Program, the Company approved cost savings initiatives to resize the organization, reorganize certain functions, turnaround or exit unprofitable operations and outsource certain services.

For the three months ended September 30, 2012 and 2011, aggregate restructuring charges of $0.3 million and $3.0 million, respectively, were recorded in the Company’s consolidated statements of earnings related to the Program.  These charges primarily reflected employee-related costs, asset write-offs, contract terminations and other exit costs.

The Company recorded other charges in connection with the implementation of the Program for the three months ended September 30, 2012 and 2011 of $0.1 million and $1.7 million, respectively, primarily related to consulting and other professional services.  For the three months ended September 30, 2011, the Company recorded an adjustment to reduce the reserve for then-anticipated sales returns associated with restructuring activities of $0.7 million and a charge to cost of sales of $0.1 million.

Total charges associated with restructuring activities included in operating income for the three months ended September 30, 2012 and 2011, were $0.4 million and $4.1 million, respectively.

(B) In the first quarter of fiscal 2013, the Company redeemed $230.1 million principal amount of its 7.75% Senior Notes due November 1, 2013.  As a result, the Company recorded a pre-tax charge to earnings of $19.1 million.

_____________________________________

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring activities and the extinguishment of debt.  The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measure for certain consolidated statements of earnings accounts before and after the returns and charges associated with restructuring activities and the extinguishment of debt.  The Company uses the non-GAAP financial measure, among other things, to evaluate its operating performance and the measure represents the manner in which the Company conducts and views its business.  Management believes that excluding these items that are special in nature or that are not comparable from period to period helps investors and others compare operating performance between two periods.  While the Company considers the non-GAAP measures useful in analyzing its results, it is not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted average foreign currency exchange rates.

THE ESTÉE LAUDER COMPANIES INC.
Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns and Charges
 (Unaudited; In millions, except per share data and percentages)

	Three Months Ended September 30, 2012			Three Months Ended September 30, 2011
	As Reported	Returns/ Charges	Before Returns/ Charges	As Reported	Returns/ Charges	Before Returns/ Charges	% Change versus Prior Year Before Returns/Charges
Net Sales	$2,549.5	$0.0	$2,549.5	$2,476.7	$(0.7)	$2,476.0	3%
Cost of sales	539.2	(0.0)	539.2	534.3	(0.1)	534.2

Gross Profit	2,010.3	0.0	2,010.3	1,942.4	(0.6)	1,941.8	4%
Gross Margin	78.9%		78.9%	78.4%		78.4%

Operating expenses	1,528.3	(0.4)	1,527.9	1,512.4	(4.7)	1,507.7	1%

Operating Expense Margin	60.0%		60.0%	61.0%		60.9%

Operating Income	482.0	0.4	482.4	430.0	4.1	434.1	11%
Operating Income Margin	18.9%		18.9%	17.4%		17.5%

Interest expense on debt extinguishment	19.1	(19.1)	—	—	—	—	—

Provision for income taxes	149.3	6.9	156.2	135.4	1.2	136.6
Net Earnings Attributable to The Estée Lauder Companies Inc.	299.5	12.6	312.1	278.6	2.9	281.5	11%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	.76	.03	.79	.70	.00	.70	12%

THE ESTÉE LAUDER COMPANIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; In millions)

	September 30 2012	June 30 2012	September 30 2011
ASSETS
Current Assets
Cash and cash equivalents	$1,053.7	$1,347.7	$719.5
Accounts receivable, net	1,604.7	1,060.3	1,378.5
Inventory and promotional merchandise, net	1,067.9	983.6	982.2
Prepaid expenses and other current assets	486.8	463.5	481.9
Total Current Assets	4,213.1	3,855.1	3,562.1

Property, Plant and Equipment, net	1,268.9	1,231.8	1,125.1
Other Assets	1,525.6	1,506.1	1,448.2
Total Assets	$7,007.6	$6,593.0	$6,135.4

LIABILITIES AND EQUITY
Current Liabilities
Current debt	$24.0	$219.0	$141.8
Accounts payable	421.7	493.8	424.2
Other current liabilities	1,526.7	1,413.0	1,403.6
Total Current Liabilities	1,972.4	2,125.8	1,969.6

Noncurrent Liabilities
Long-term debt	1,330.7	1,069.1	1,072.8
Other noncurrent liabilities	664.0	650.6	601.0
Total Noncurrent Liabilities	1,994.7	1,719.7	1,673.8

Total Equity	3,040.5	2,747.5	2,492.0
Total Liabilities and Equity	$7,007.6	$6,593.0	$6,135.4

SELECT CASH FLOW DATA
(Unaudited; In millions)
	Three Months Ended September 30
	2012	2011
Cash Flows from Operating Activities
Net earnings	$299.6	$278.6
Depreciation and amortization	77.5	69.6
Deferred income taxes	(18.8)	(9.6)
Other items	58.3	47.3
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(518.1)	(482.1)
Increase in inventory and promotional merchandise, net	(59.2)	(21.4)
Increase in other assets, net	(26.9)	(9.1)
Increase in accounts payable and other liabilities	62.4	90.5
Net cash flows used for operating activities	$(125.2)	$(36.2)

Capital expenditures	$95.5	$80.8
Payments to acquire treasury stock	165.4	402.9
Acquisition of businesses and other intangible assets	8.7	7.7

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